Exhibit 99.2 Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE

November 3, 2009

Contact:

Tom McHale, Senior Vice President, Finance—(301) 951-6122

Media—(301) 968-9400

AMERICAN CAPITAL ANNOUNCES AGREEMENT IN PRINCIPLE

WITH BANK GROUP

Bethesda, MD – November 3, 2009 – American Capital Ltd. (Nasdaq: ACAS) announced today that it has reached an agreement in principle with a steering committee of lenders to restructure its revolving line of credit facility. The Company will be presenting the terms of the proposed restructuring to all of the lenders in its revolving line of credit facility and to the holders of its privately placed term notes and publicly issued bonds for approval. The terms of the agreement in principle are non-binding and subject to further negotiations, various conditions and final agreements. The Company hopes to complete the restructuring by year end.

“We are pleased to reach this step and believe that the terms provide a basis for a complete restructuring of our $2.4 billion of unsecured debt,” said Malon Wilkus, American Capital Chairman and Chief Executive Officer. “Representatives of the holders of the privately placed term notes and publicly issued bonds participated with the bank steering committee and its advisors in certain negotiations with respect to the material terms of the agreement in principle. While the process is not yet complete, we are optimistic that it will soon conclude favorably and we can turn our focus to rebuilding shareholder value.”

In addition to the revolving line of credit facility, American Capital’s principal unsecured credit facilities include $550 million of publicly issued bonds and $390 million in original principal amount of privately placed term notes. Earlier this year, American Capital breached certain financial covenants under each of the facilities, causing events of default.

Material terms of the agreement in principle, assuming a restructuring of $2.4 billion of unsecured debt, include:

•	Maturity at December 31, 2013
•	Pledge of substantially all the Company’s assets as collateral

American Capital, Ltd.

November 3, 2009

•	$450 million principal payment due at closing
•	Current cash on hand is in excess of this amount
•	Annual minimum principal amortization:
•	$250 million in 2010
•	$300 million in 2011
•	$350 million in 2012
•	$300 million in 2013, prior to maturity
•	$750 million balance due at maturity
•	Interest rate to decline as principal is repaid

Outstanding Obligations (Thousands)	Pricing
≥ $1,700,000	Libor + 9.50%
$1,400,000 ≥ $1,700,000	Libor + 8.50%
$1,000,000 ≥ $1,400,000	Libor + 6.50%
< $1,000,000	Libor + 5.50%

•	2% Libor floor
•	Fees based on outstanding balance
•	2% at closing
•	1% at December 31, 2011 and 2012
•	Up to 1% annual fee due if specified higher than minimum amortization levels are not met
•	Limit cash dividends to no more than minimum legally required

The Company is filing a term sheet reflecting the agreement in principle with the Securities and Exchange Commission as part of a Current Report on Form 8-K.

ABOUT AMERICAN CAPITAL

American Capital is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products. Founded in 1986, American Capital has $12 billion in capital resources under management and has nine offices in the U.S., Europe and Asia. For further information, please refer to www.AmericanCapital.com.

ADDITIONAL INFORMATION

Persons considering an investment in American Capital should consider the investment objectives, risks and charges and expenses of the Company carefully before investing. Such information and other information about the Company is available in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and in the prospectuses the Company issues from time to time in connection with its offering of securities. Such materials are filed with the Securities and Exchange Commission (“SEC”) and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing. Performance data quoted above represents past performance of American Capital. Past performance

American Capital, Ltd.

November 3, 2009

does not guarantee future results and the investment return and principal value of an investment in American Capital will likely fluctuate. Consequently, an investor’s shares, when sold, may be worth more or less than their original cost. Additionally, American Capital’s current performance may be lower or higher than the performance data quoted above.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions or changes in the conditions of the industries in which American Capital has made investments. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements are included in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Company’s subsequent periodic filings. Copies are available on the SEC’s website at www.sec.gov. Forward-looking statements are made as of the date of this press release, and are subject to change without notice. We disclaim any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.